TOUCHSTONE TAX-FREE TRUST

            AMENDMENT TO RESTATED AGREEMENT AND DECLARATION OF TRUST

      The undersigned hereby certifies that he is the duly elected Secretary of Touchstone Tax-Free Trust (the "Trust") and that pursuant to Section 4.2 of the Trust's Restated Agreement and Declaration of Trust, the Trustees at a meeting on February 21, 2008 at which a quorum was present, adopted the following resolutions:

            "RESOLVED, that pursuant to Section 4.2 of Touchstone Tax-Free Trust's (the "Trust") Restated Agreement and Declaration of Trust, the name of the "Ohio Insured Tax-Free Fund" series of the Trust shall be changed to the "Ohio Tax-Free Bond Fund"; and

            FURTHER RESOLVED, that the Trust's Restated Agreement and Declaration of Trust or other Trust documents and records, as necessary or appropriate, be amended to reflect the name change of this series; and

            FURTHER RESOLVED, that the prospectus and statement of additional information of the Ohio Tax-Free Bond Fund be revised in order to reflect the Fund's new name; and

            FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized and directed to take such further actions as necessary to effect the purpose of these resolutions."

      The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Restated Agreement and Declaration of Trust, that the Amendment to effect the name change became effective April 29, 2008 and that he is causing this Certificate to be signed and filed as provided in Section 7.3 of the Restated Agreement and Declaration of Trust.

      Witness my hand this 1st day of May 2008.


                                             /s/ Jay S. Fitton
                                             ------------------------
                                             Jay S. Fitton, Secretary